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Exhibit 5.1

[Holme Roberts & Owen LLP Letterhead]

January 20, 2004

Board of Directors
UnitedGlobalCom, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237

Re:
Registration Statement on Form S-3 of UnitedGlobalCom, Inc.
(Registration No. 333-111844)

Ladies and Gentlemen:

        As counsel for UnitedGlobalCom, Inc., a Delaware corporation (the "Company"), we have examined the above-referenced Registration Statement on Form S-3 under the Securities Act of 1933, as amended and supplemented (the "Registration Statement"), that the Company is filing with the Securities and Exchange Commission with respect to the registration of the following securities:

  i.
  Shares of the Company's Class A common stock, par value $0.01 per share (the "Class A Common Stock");

  ii.
  Shares of the Company's Class B common stock, par value $0.01 per share (the "Class B Common Stock");

  iii.
  Shares of the Company's Class C common stock, par value $0.01 per share (the "Class C Common Stock," collectively with the Class A Common Stock and Class B Common Stock, the "Shares");

  iv.
  transferable rights to subscribe for the Class A Common Stock (the "Class A Rights");

  v.
  transferable rights to subscribe for the Class B Common Stock (the "Class B Rights"); and

  vi.
  transferable rights to subscribe for the Class C Common Stock (the "Class C Rights," collectively with the Class A Rights and Class B Rights, the "Rights").

The Company proposes to issue the Shares upon exercise of the Rights (the "Rights Offering"), in accordance with and as more fully set forth in the prospectus of the Company forming a part of the Registration Statement (the "Prospectus").

        We have also examined the Company's Restated Certificate of Incorporation, as amended, Bylaws and the record of its corporate proceedings and have made such other investigation as we have deemed necessary in order to express the opinions set forth below.

        Based on such investigation, it is our opinion that (i) upon distribution of the Rights pursuant to the Rights Offering, as described in the Prospectus, the Rights will be duly authorized and validly issued, and (ii) that the Shares, when issued and sold in the manner and for the consideration contemplated by the Prospectus, will be validly issued, fully paid and nonassessable.

        We hereby consent to the reference to us under the caption "Legal Matters" in the Registration Statement. We further consent to the filing of this opinion as an exhibit to the Registration Statement. We express no opinion as to any matters not expressly set forth herein.

Sincerely,
HOLME ROBERTS & OWEN LLP
By:	/s/ GARTH B. JENSEN Garth B. Jensen, Partner

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  Exhibit 5.1